UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Kewaunee Scientific Corporation

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KEWAUNEE SCIENTIFIC CORPORATION

2700 West Front Street

Statesville, North Carolina 28677-2927

William A. Shumaker

President and

Chief Executive Officer

July 23, 2003

TO OUR STOCKHOLDERS:

You are cordially invited to attend the Annual Meeting of Stockholders of Kewaunee Scientific Corporation (the “Company”), which will be held on the 37th floor at Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois, on August 27, 2003, at 10:00 A.M. Central Daylight Time.

At the meeting, management will review with you the Company’s past year’s performance and the major developments which occurred during the year. There will be an opportunity for stockholders to ask questions about the Company and its operations. We hope you will be able to join us.

To assure that your shares are represented at the meeting, please vote, sign and return the enclosed proxy card as soon as possible. The proxy is revocable and will not affect your right to vote in person if you are able to attend the meeting.

The Company’s 2003 Annual Report to Stockholders is enclosed.

Sincerely yours,

/s/ William A. Shumaker

KEWAUNEE SCIENTIFIC CORPORATION

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

to be held on

August 27, 2003

The Annual Meeting of Stockholders of Kewaunee Scientific Corporation will be held on the 37th floor at Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois, on August 27, 2003, at 10:00 A.M. Central Daylight Time, for the purpose of considering and acting upon the following:

(1)	To elect three Class II directors; and

(2)	To transact such other business as may properly come before the meeting.

Stockholders of record at the close of business on July 3, 2003 will be entitled to vote at the meeting. A list of stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the offices of Bell, Boyd & Lloyd LLC, 70 West Madison Street, Chicago, Illinois, for a period of 10 days prior to the meeting.

It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to vote, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

D. MICHAEL PARKER

Secretary

July 23, 2003

YOUR VOTE IS IMPORTANT

Please vote, date and sign the enclosed proxy and return it

promptly in the enclosed envelope.

KEWAUNEE SCIENTIFIC CORPORATION

PROXY STATEMENT

The enclosed proxy is solicited by the Board of Directors of Kewaunee Scientific Corporation (the “Company”) for use at the annual meeting of stockholders of the Company to be held on the 37th floor of Harris Trust & Savings Bank, 111 West Monroe Street, Chicago, Illinois, on August 27, 2003, at 10:00 A.M. Central Daylight Time, and at any postponements or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, proxies will be voted for the election of the nominees named herein as directors, and on other matters presented for a vote in accordance with the judgment of the persons acting under the proxies.

The Company’s principal executive offices are located at 2700 West Front Street, Statesville, North Carolina 28677-2927 (telephone 704/873-7202).

The proxy, together with this Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders, is being mailed to stockholders on, or about, July 23, 2003.

ELECTION OF DIRECTORS

Three Class II directors are to be elected at the meeting. The Board of Directors, at its meeting on June 20, 2003, upon the recommendation of the Nominating Committee, selected John C. Campbell, Jr., James T. Rhind, and William A. Shumaker as nominees for re-election to serve as directors at the annual meeting, each to serve for three-year terms. Each of the nominees are serving as directors as of the date of this Proxy Statement. The current Class I and III directors named below have terms which expire in 2005 and 2004, respectively.

The three nominees receiving the greatest number of votes at the annual meeting will be elected directors. Unless a stockholder indicates otherwise on the proxy, proxies will be voted for the election of the three nominees named below. If due to circumstances not now foreseen, any of the nominees becomes unavailable for election, the proxies will be voted for such other person or persons as the Board of Directors may select, or the Board will make an appropriate reduction in the number of directors to be elected.

Class II directors have been nominated for re-election to serve until the annual meeting of stockholders in 2006. The following directors are currently serving as Class II directors:

JOHN C. CAMPBELL, JR., 60, was elected a director of the Company in 1973. Since May 1995, Mr. Campbell has been engaged in private consulting. From May 1992 to May 1995, he was Chief Operating Officer, Executive Vice President and a director of Grounds For Play, Inc. of Arlington, Texas, a manufacturer of specialty equipment for children’s playgrounds.

JAMES T. RHIND, 81, was elected a director of the Company in 1966. Since January 1, 1993, he has been engaged in the practice of law as of counsel to the law firm of Bell, Boyd & Lloyd LLC, Chicago, Illinois, counsel to the Company. Prior thereto, he was a partner in that firm.

WILLIAM A. SHUMAKER, 55, has served as President of the Company since August 1999 and Chief Executive Officer since September 2000. He was elected a director of the Company in February 2000. He served as the Company’s Chief Operating Officer from August 1998, when he was also elected Executive Vice President, until September 2000. He served as General Manager of the

Company’s Laboratory Products Group from February 1998 until August 1998. He joined the Company in December 1993 as Vice President of Sales and Marketing.

Class I directors will continue to serve until the annual meeting of stockholders in 2005. The following directors are currently serving as Class I directors:

WILEY N. CALDWELL, 76, was elected a director of the Company in 1988. From 1984 to 1992, when he retired, he was President of W.W. Grainger, Inc., a distributor of electrical and mechanical equipment.

SILAS KEEHN, 73, was elected a director of the Company in May 2001. From 1981 to 1994, when he retired, he was President of the Federal Reserve Bank of Chicago. He is also a director of the Chicago Board Options Exchange and the National Futures Association.

Class III directors will continue to serve until the annual meeting of stockholders in 2004. The following directors are currently serving as Class III directors:

MARGARET BARR BRUEMMER, 51, was elected a director of the Company in February 1995. Ms. Bruemmer has been engaged in the practice of law in Milwaukee, Wisconsin as a sole practitioner for more than five years and has been Trustee of the Allis-Chalmers Corporation Product Liability Trust since June 1996.

ELI MANCHESTER, JR., 72, was elected a director of the Company in November 1990. He was elected President and Chief Executive Officer of the Company in July 1990. In August 1999 he was elected Chairman of the Board, retaining the position of Chief Executive Officer. In September 2000, he relinquished the position of Chief Executive Officer, retaining the position of Chairman.

Except as otherwise indicated, each director and nominee has had the principal occupation mentioned above for more than five years. Mr. Campbell is the first cousin of Laura Campbell Rhind, wife of Mr. Rhind.

The Board of Directors, under the Company’s bylaws, has set the size of the Board of Directors at seven members, divided into three classes. The Company’s certificate of incorporation provides that the three classes shall be as nearly equal in number as possible.

The Board of Directors recommends a vote FOR the election of each of the foregoing nominees for director.

Meetings and Committees of the Board

The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board keep informed of the Company’s business and activities by reports and proposals sent to them periodically and in advance of each Board meeting and reports made to them during these meetings by the President and other Company officers. The Board is regularly advised of actions taken by the Executive Committee and other committees of the Board, as well as significant actions taken by management. Members of management are available at Board meetings and other times to answer questions and discuss issues. During the Company’s fiscal year ended April 30, 2003, the Board of Directors held seven meetings.

Currently, the standing committees of the Board of Directors of the Company are the Executive Committee, Audit Committee, Compensation Committee, Financial/Planning Committee, and Nominating Committee. The functions and membership of the committees are described below.

The Executive Committee, consisting of Messrs. Rhind (Chairman), Campbell, Manchester and Shumaker and Ms. Bruemmer, exercises the authority of the Board between meetings of the full Board, subject to the limitations of the Delaware General Corporation Law. The Executive Committee met two times during the Company’s last fiscal year.

The Executive Committee also acted as the Nominating Committee of the Board until June 2003 when a separate standing Nominating Committee was formed comprised of Messrs. Rhind (Chairman), Campbell and Ms. Bruemmer, each an independent director. The Nominating Committee’s function is to make recommendations to the full Board with respect to candidates for Board membership, officers of the Company, and Board committee membership. The Nominating Committee will consider as prospective Board nominees persons brought to its attention by officers, directors and stockholders. Proposals may be addressed to the Nominating Committee at the address shown on the cover of this Proxy Statement, attention of the Corporate Secretary.

The Audit Committee, consisting of Messrs. Keehn (Chairman), Campbell and Rhind, each an independent director, performs the responsibilities and duties described in the Company’s Audit Committee Charter included as Appendix A to this Proxy Statement and is responsible for annually appointing the independent auditor for the Company, approving services to be performed by the independent auditor, reviewing the independent auditor’s reports, and reviewing the Company’s quarterly and annual financial statements before release to the public. The Audit Committee met four times during the Company’s last fiscal year. In addition, the Board of Directors has determined that Mr. Keehn, the current Chairman of the Audit Committee, is a “financial expert” within the meaning of the current rules of the Securities and Exchange Commission.

The Compensation Committee, consisting of Messrs. Caldwell (Chairman), Keehn and Rhind and Ms. Bruemmer, each an independent director, considers and provides recommendations to the Board of Directors with respect to the compensation (salaries and bonuses) of officers of the Company; short- and long-range compensation programs for officers and other key employees of the Company; benefit programs for all employees of the Company; and stock option grants to key employees. The Compensation Committee also acts as the Stock Option Committee, administering and interpreting the stock option plans for officers and other key employees. The Compensation Committee met two times during the Company’s last fiscal year.

The Financial/Planning Committee, consisting of Messrs. Manchester (Chairman), Caldwell, Keehn and Shumaker and Ms. Bruemmer, reviews and provides recommendations to the Board of Directors with respect to the annual budget for the Company, the Company’s strategic plan and the annual budget for capital expenditures. The Financial/Planning Committee also reviews the investment results of the Company’s retirement plans. The Financial/Planning Committee met five times during the Company’s last fiscal year.

In the Company’s last fiscal year, no director attended less than 75% of the aggregate of all meetings of the Board and all meetings held by committees of the Board on which such director served.

Compensation Committee Interlocks and Insider Participation

As noted above, the Compensation Committee consists of Messrs. Caldwell, Keehn and Rhind and Ms. Bruemmer. No executive officer of the Company served as a member of the Compensation Committee or as a director of any other entity, one of whose executive officers serves on the Compensation Committee or is a director of the Company. Mr. Rhind is of counsel to the law firm of Bell, Boyd & Lloyd LLC, which serves as counsel to the Company.

Director Compensation

Each director who is not an employee of the Company receives for his services as such an annual retainer of $17,000 plus a fee of $1,000 for each day of Board and/or committee meetings attended, a multiple-meeting fee of $1,250 and a $500 fee for telephone meetings. In addition, the Chairmen of the Audit and Compensation Committees receive an annual fee of $1,500. Payment of such fees may be deferred at the request of a director. All directors are reimbursed for their expenses for each Board and committee meeting attended. Under the Company’s 1993 Stock Option Plan for Directors, each of the Company’s non-employee directors was granted a one-time option to purchase at fair market value on the date of the grant, 5,000 shares of the Company’s common stock. These options are exercisable in 25% increments on August 1 of each of the next four years after the date of grant and have since been exercised in full by each director, with the exception of Mr. Keehn, who was granted his option in May 2001.

Non-employee directors may also elect to participate in the Company’s health insurance program at the same cost as for employees. During the last fiscal year, Mr. Campbell participated in this program.

Directors who are employees of the Company receive no compensation for serving as directors.

EXECUTIVE COMPENSATION

Certain Summary Compensation Information

The following table sets forth certain information for each of the fiscal years ended April 30, 2003, April 30, 2002 and April 30, 2001, with respect to the compensation of the Chief Executive Officer and the Company’s four other most highly compensated executive officers (the “named executive officers”) in all capacities in which they served.

SUMMARY COMPENSATION TABLE

Long-Term Compensation Awards
	Fiscal Year	Annual Compensation			Securities Underlying Options (#)	All Other Compensation ($) (1)
Name and Principal Position		Salary ($)	Bonus ($)	Other ($)
William A. Shumaker President and Chief Executive Officer	2003 2002 2001	269,500 239,167 216,092	— — —	— — —	10,000 10,000 7,500	10,780 9,567 8,644

D. Michael Parker Senior Vice President— Finance, Chief Financial Officer, Treasurer and Secretary	2003 2002 2001	170,165 161,833 151,736	— — —	— — —	6,000 6,000 5,000	6,807 6,473 6,069

Roger L. Eggena Vice President— Manufacturing	2003 2002 2001	137,467 124,000 117,900	— 42,264 —	— — —	3,000 3,000 2,000	5,498 6,651 4,716

Kurt P. Rindoks Vice President—Engineering & Product Development	2003 2002 2001	137,178 132,002 125,666	— 44,612 —	— — —	3,000 3,000 3,000	5,487 7,065 5,027

Kenneth E. Sparks Vice President, General Manager Technical Furniture Group	2003 2002 2001	134,167 129,375 117,236	— — 28,944	— — —	3,000 3,000 2,000	5,367 5,175 5,847

(1)	The amount listed for each named executive officer consists of the total matching contributions made by the Company during the year on behalf of that executive officer to the Company’s Incentive Savings Plan and Executive Deferred Compensation Plan.

Option Grants in Last Fiscal Year

The following table sets forth certain information with respect to options granted under the Company’s 2000 Key Employee Stock Option Plan during fiscal year 2003 to each named executive officer.

OPTION GRANTS IN FISCAL YEAR 2003

Name	# of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($)	Expiration Date	Potential Realized Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
					5% ($)	10% ($)
William A. Shumaker	10,000	24.6	9.10	8/28/12	57,229	145,031
D. Michael Parker	6,000	14.8	9.10	8/28/12	34,338	87,018
Roger L. Eggena	3,000	7.4	9.10	8/28/12	17,169	43,509
Kurt P. Rindoks	3,000	7.4	9.10	8/28/12	17,169	43,509
Kenneth E. Sparks	3,000	7.4	9.10	8/28/12	17,169	43,509

(1)	All options were granted at fair market value on the grant date. Options become exercisable in 25% increments on the first through fourth anniversaries of the grant date. Exercisability of options is accelerated in the event of a “Change of Control” of the Company as defined in the Plan.

(2)	These amounts represent hypothetical gains that could be achieved for options if they are exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the options are granted to the end of the option term. Actual gains, if any, on stock option exercises are dependent on the future performance of the Company’s common stock and the optionee’s continued employment through the vesting period. There can be no assurance that the amounts reflected in this table will be achieved.

Option Exercises and Holdings

The following table sets forth certain information with respect to options exercised during fiscal year 2003 by the named executive officers and with respect to options held at the end of the year.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND OPTION VALUES AT FISCAL YEAR-END

Name	Shares Acquired on Exercise	Value Realized ($) (1)	Number of Securities Underlying Unexercised Options at April 30, 2003		Value of Unexercised In-the-Money Options at April 30, 2003 ($) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
William A. Shumaker	4,999	22,720	18,000	22,500	735	—
D. Michael Parker	3,000	13,650	15,500	14,000	9,603	—
Roger L. Eggena	—	—	5,250	6,750	—	—
Kurt P. Rindoks	750	3,424	9,500	7,500	490	—
Kenneth E. Sparks	—	—	3,750	6,750	—	—

(1)	Based on the difference between the exercise price and the fair market value of the Company’s stock at the date of exercise.
(2)	Based on the difference between the closing price of the Company’s stock on April 30, 2003 and the exercise price of the options for each optionee.

Retirement Plan

The named executive officers of the Company participate in the Company’s Retirement Plan. The Retirement Plan provides retirement benefits for participating employees which are calculated with reference to years of service and final average monthly compensation (salary and bonus). The annual benefit amount is calculated as 40% of the 10-year final average annual compensation minus 50% of the Primary Social Security Benefit, all multiplied by a fraction, the numerator of which is the number of years of credited service up to 30 years, and the denominator of which is 30. Participants in the Retirement Plan may elect among several payment alternatives.

The following table shows estimated annual benefits payable to employees with the indicated years of service and final average annual compensation. The estimated annual benefits are based upon the assumption that the Retirement Plan will continue in effect, without change, that the participant retires at age 65, and that the participant does not elect any alternate payment option under the Retirement Plan. To the extent ERISA rules restrict the amount otherwise payable under the Plan, the amount in excess of the restrictions will be paid by the Company under the provisions of the Company’s Pension Equalization Plan. At April 30, 2003, the credited years of service under the Retirement Plan for Messrs. Shumaker, Parker, Eggena, Rindoks, and Sparks were 9.6, 12.7, 6.0, 18.5, and 5.6, respectively.

Final Average Compensation	Years of Service
	10	15	20	25	30	35
$500,000	$63,220	$94,840	$126,450	$158,060	$189,670	$189,670
400,000	49,890	74,840	99,780	124,730	149,670	149,670
300,000	36,560	54,840	73,120	91,400	109,670	109,670
200,000	23,220	34,840	46,450	58,060	69,670	69,670
100,000	9,890	14,840	19,780	24,730	29,670	29,670

In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions “Compensation Committee Report on Executive Compensation”, “Audit Committee Report” and “Performance Graph” will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board, which is composed of four independent directors, considers and provides recommendations to the full Board of Directors with respect to salaries and other compensation programs for executive officers of the Company.

The objective of the Company’s executive compensation program is to attract, motivate, reward and retain management talent critical to the Company’s achievement of its objectives. Salaries and other compensation for the Company’s executive officers are based on each executive officer’s responsibilities, level of experience, and performance over time, as well as on the recommendation of the Chief Executive Officer. In order to assure that salaries and compensation remain competitive, the Company subscribes to and consults various published surveys on executive compensation.

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction for federal income tax purposes of certain compensation paid by any publicly-held corporation to its chief executive officer and its four other most highly compensated officers to $1 million per year for each such executive. This deduction limit is not relevant to the Company at the current levels of compensation of its executive officers.

Executive Officer Compensation

The Company’s compensation program for executive officers has four principal components which are discussed below.

Base Salary

The Compensation Committee annually reviews the base salaries of executive officers. Prior to the meeting at which the annual review occurs, the Committee is furnished with data on the total compensation for the past three years of each executive, marketplace data for comparable positions at other manufacturing and service companies with generally similar annual sales volume, individual performance appraisals and recommended adjustments by the Chief Executive Officer for each executive officer except himself. The Committee further considers the executive officer’s particular qualifications, level of experience, sustained performance over time, and pay position within his or her base salary range. These factors are also considered in determining an adjustment to the salary of the Chief Executive Officer. Base salaries are traditionally adjusted as of July 1 of each year.

Annual Incentive Compensation

All of the Company’s executive officers are eligible to participate in an annual incentive bonus plan, pursuant to which each executive officer is eligible to earn a cash bonus for each fiscal year of the Company, based primarily on the attainment of earnings goals established in the incentive bonus plan and, to a lesser extent, on the executive officer’s achievement of established personal goals to the degree determined by the Board of Directors upon the recommendation of the Chief Executive Officer.

At the beginning of each fiscal year, the Board of Directors approves earnings goals for the Company for such year and, upon recommendation of the Compensation Committee, establishes specified percentages of each executive officer’s beginning-of-the-year base salary that will be available for bonuses if the Company and/or its operating segments achieves specified earnings goals and the executive officer achieves his or her personal goals. The percentages increase as the earnings reach various established levels. No executive officers qualified for cash bonuses under the incentive bonus plan for fiscal year 2003.

Long-Term Incentive Plans

In recent fiscal years, including fiscal year 2003, the Company has used stock options as its primary long-term incentive plan for executive officers. Stock options provide executive officers with an incentive to improve the operations and increase profits of the Company, along with the opportunity to acquire and build an ownership interest in the Company. The exercise price of stock options may not be less than the fair market value of the Company’s common stock on the date of the grant of such option. Individual awards are based on an individual’s performance, his or her comparative base salary level and the number of stock option grants previously made. Stock option awards are normally made annually in August by the Board of Directors, based on the recommendations of the Chief Executive Officer, with respect to all stock options other than his own, and the Compensation Committee.

The Company does not intend to grant stock options in August 2003. Instead, the Company is in the process of developing a performance-based long-term incentive plan for executives. This plan is expected to provide executive officers an opportunity to receive awards in the form of cash payments at the end of a three-year performance period based upon the Company’s attainment of specified annual financial goals and the performance of the Company’s stock over the period.

Other Compensation Plans

Each of the Company’s executive officers is entitled to receive additional compensation in the form of payments, allocations, or accruals under various group compensation and benefit plans. Benefits under these plans are not directly, or indirectly, tied to employee or Company performance.

Chief Executive Officer Compensation

The Compensation Committee considers the Chief Executive Officer’s leadership an important factor in the future success of the Company. The compensation of the CEO has traditionally included base salary, incentive compensation, stock options, and benefits under various group plans. In establishing Mr. Shumaker’s base salary and stock option grant for fiscal year 2003, the Compensation Committee considered operating results for the prior year and the outlook for the current year, continued development of the management team, operational improvements, compensation of chief executive officers of other companies with comparable sales, and the price of the Company’s common stock. The CEO’s annual incentive compensation is determined pursuant to the Company’s incentive bonus plan. Mr. Shumaker did not earn a cash bonus under the incentive bonus plan for fiscal year 2003, as the Company did not meet its established earnings goals.

At Mr. Shumaker’s request, his base salary will remain unchanged for fiscal year 2004. It is also anticipated that Mr. Shumaker will participate in a performance-based long-term (three years) incentive plan commencing in fiscal year 2004 that is currently being developed and will not receive a stock option grant in fiscal year 2004.

Compensation Committee Members

Wiley N. Caldwell, Chairman

Margaret Barr Bruemmer

Silas Keehn

James T. Rhind

AUDIT COMMITTEE REPORT

The Audit Committee is composed of three independent directors and is responsible for overseeing the Company’s financial reporting process and other duties as described in the Audit Committee Charter attached as Appendix A to this Proxy Statement.

In fulfilling its oversight responsibilities, the Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended April 30, 2003 with management and the Company’s independent auditors. The Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. The Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and has discussed with PricewaterhouseCoopers LLP their independence. Based on the Committee’s review of the audited financial statements and the review and discussions described in this paragraph, the Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended April 30, 2003 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended April 30, 2003 for filing with the Securities and Exchange Commission. All members of the Committee meet the independence standards established by the National Association of Securities Dealers.

Audit Fees

Fees payable to PricewaterhouseCoopers LLP for professional services rendered in connection with the audit of the Company’s financial statements for the year ended April 30, 2003 and for reviews of the financial statements included in the Company’s Forms 10-Q for that year were approximately $74,000.

Financial Information Systems Design and Implementation Fees

For the year ended April 30, 2003, PricewaterhouseCoopers LLP did not provide the Company with any professional services in connection with financial information systems design and implementation.

All Other Fees

In addition to the audit fees shown above, PricewaterhouseCoopers LLP billed the Company approximately $38,500 in other fees for the year ended April 30, 2003, which included $12,500 in connection with the audits of the Company’s benefit plans and approximately $26,000 for tax return and tax advisory services. The Committee has considered whether the provision of those non-audit services is compatible with maintaining PricewaterhouseCoopers’ independence and has concluded that PricewaterhouseCoopers is independent.

Audit Committee Members

Silas Keehn, Chairman

John C. Campbell, Jr.

James T. Rhind

PERFORMANCE GRAPH

The graph below sets forth a comparison of the Company’s annual stockholder return with the annual stockholder return of (i) the Nasdaq Market Index, and (ii) an index of Nasdaq, non-financial companies with similar market capitalizations to the Company[1]. The graph is based on an investment of $100 on April 30, 1998 (the last trading day prior to the end of the Company’s 1998 fiscal year) in the Company’s common stock, assuming dividend reinvestment. The graph is not an indicator of the future performance of the Company. Thus, it should not be used to predict the future performance of the Company’s stock. The graph and related data were furnished by Media General Financial Services, Richmond, Virginia.

Comparison of 5-Year Cumulative Total Return

Kewaunee Scientific Corporation, Nasdaq Market Index

and Similar Market Capitalization Index

	4/30/98	4/30/99	4/30/00	4/30/01	4/30/02	4/30/03
Kewaunee Scientific	100.00	81.85	111.45	73.60	92.81	75.48
Peer Group	100.00	117.20	83.28	92.32	126.42	165.74
Nasdaq Market Index	100.00	132.06	205.19	114.57	92.06	80.24

[1]	In addition to the Company, the Similar Market Capitalization Index is comprised of the following companies: Amcor Limited; Canterbury Park Holding Corporation; HMG/Courtland Properties Inc.; North Coast Energy, Inc.; P & F Industries, Inc.; TAT Technologies Ltd.; TBA Entertainment Corporation; and Uniview Technologies Corporation. Consistent with the prior year, the Company used for an index companies with a market capitalization similar to that of the Company. However, two companies that were included in the Peer Group in the performance graph included in the Company’s proxy statement for fiscal year 2002 have not been included this year because their shares of common stock have been de-listed and/or are no longer traded in the public markets. The stockholder return for those two companies has not been factored into the Peer Group stockholder return indicated above. The Peer Group index was used because there exists no applicable published industry index or line-of-business index, and the Company does not believe it can reasonably identify a peer group of companies in its industry because the Company’s primary competitors are either divisions of larger corporations or are privately owned.

AGREEMENTS WITH CERTAIN EXECUTIVES

The Company entered into agreements with Messrs. Shumaker, Parker and Rindoks in fiscal year 2000 and Mr. Sparks in fiscal year 2003 that provide for the payment of compensation and benefits in the event of termination of their employment within three years following a Change of Control of the Company, as defined in the agreements. Each executive whose employment is so terminated will receive compensation if the termination of his employment was by the Company or its successor without cause, or by the executive for good reason, as defined in the agreements. Upon such a termination of employment within one year following a Change of Control, the Company or its successor will be required to make, in addition to unpaid ordinary compensation and a lump-sum cash payment for certain benefits, a lump-sum cash payment equal to the executive’s annual compensation with respect to Messrs. Rindoks and Sparks and two (2) times the executive’s annual compensation with respect to Messrs. Shumaker and Parker. Upon a termination of employment occurring after the first anniversary, but within three years, of the date of the Change of Control, in addition to unpaid ordinary compensation and a lump-sum cash payment for certain benefits, Messrs. Rindoks and Sparks will be entitled to a lump-sum payment equal to one-half (1/2) of their annual compensation and Messrs. Shumaker and Parker will be entitled to a lump-sum payment equal to their annual compensation.

In August 1997, the Company entered into a letter agreement with Mr. Eggena, which provides that if he is terminated without cause, the Company will be obligated to pay him separation pay equal to his current base salary for ten (10) months, reduced by any income earned by him during the payment period.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table contains information with respect to the “beneficial ownership” (as defined by the Securities and Exchange Commission) of shares of the Company’s common stock, as of June 30, 2003, by (i) each director and director nominee, (ii) each of the named executive officers and (iii) all directors and executive officers as a group. Except as otherwise indicated by footnote, the shares shown are held directly with sole voting and investment power.

Name	Shares beneficially owned (1)	Percent of class
Margaret Barr Bruemmer (2)	92,119	3.7%
Wiley N. Caldwell	5,500	*
John C. Campbell, Jr. (3)	41,667	1.7%
Silas Keehn	8,750	*
Eli Manchester, Jr.	126,000	5.0%
James T. Rhind (4)	391,351	15.8%
William A. Shumaker (5)	55,709	2.2%
D. Michael Parker (6)	36,250	1.4%
Kurt P. Rindoks	18,285	*
Roger L. Eggena	7,750	*
Kenneth E. Sparks	6,250	*
Directors and executive officers as a group (12 persons)	814,208	31.4%

*	Percentage of class is less than 1%.

(1)	Includes shares which may be acquired within sixty (60) days from June 30, 2003 upon exercise of options by: Mr. Keehn – 3,750; Mr. Manchester – 20,000; Mr. Shumaker – 26,125; Mr. Parker – 19,750; Mr. Eggena – 7,750; Mr. Rindoks – 12,500; Mr. Sparks – 6,250; and all officers and directors as a group – 111,625.

(2)	Includes 43,135 shares held by Ms. Bruemmer’s husband and 5,850 shares held by two of her children, as to all of which she disclaims beneficial ownership.

(3)	Includes 16,883 shares held by Mr. Campbell’s wife, as to which shares he disclaims beneficial ownership.

(4)	Includes 243,079 shares held by Mr. Rhind’s wife, Laura Campbell Rhind, 44,080 shares held by Mrs. Rhind as trustee and beneficiary of a trust under the will of Ruth Haney Campbell, as to which shares Mrs. Rhind shares voting and investment power, 44,910 shares held by two trusts of which Mr. Rhind is sole trustee, and 12,000 shares owned by a charitable foundation of which Mr. and Mrs. Rhind are two of three directors. Mr. Rhind disclaims beneficial ownership of all of such shares.

(5)	Includes 25,248 shares in which Mr. Shumaker shares voting and investment power.

(6)	Includes 15,500 shares in which Mr. Parker shares voting and investment power.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table contains information with respect to the “beneficial ownership” (as defined by the Securities and Exchange Commission) of shares of the Company’s common stock, as of June 30, 2003, by each person who is known by management of the Company to have been the “beneficial owner” of more than five percent of such stock as of such date. Except as otherwise indicated by footnote, the shares shown are held with sole voting and investment power.

Name	Shares beneficially owned		Percent of class
Elizabeth B. Gardner	212,069	(1)	8.5%
Laura Campbell Rhind	391,351	(2)	15.8%
Dimensional Fund Advisors, Inc.	153,700	(3)	6.2%
Ernest and Patricia R. Ohnell	166,700	(4)	6.7%

(1)	Includes 64,093 shares held by Mrs. Gardner as a trustee of certain irrevocable trusts for the benefit of her children, as to which shares she disclaims beneficial ownership, and 12,925 shares held by Mrs. Gardner’s husband, as to which shares she disclaims beneficial ownership. Mrs. Gardner’s address is 42 Logan Terrace, Golf, Illinois 60029.

(2)	Includes 44,080 shares held as trustee and beneficiary of a trust under the will of Ruth Haney Campbell, as to which shares Mrs. Rhind shares voting and investment power, 92,192 shares held by Mr. Rhind personally or as trustee and 12,000 shares held by a charitable foundation of which Mr. and Mrs. Rhind are two of three directors. Mr. and Mrs. Rhind and a third director share voting and investment power over the shares held by the charitable foundation, but disclaim beneficial ownership of them. Mrs. Rhind’s address is 830 Normandy Lane, Glenview, Illinois 60025.

(3)	The shares owned by Dimensional Fund Advisors listed in the table are shown as being owned as of December 31, 2002 according to a Schedule 13G filed with the Securities and Exchange Commission in February 2003. Dimensional Fund Advisors’ address is 1299 Ocean Avenue, Santa Monica, California 90401.

(4)	The shares owned by Ernest and Patricia R. Ohnell listed in the table are shown as being owned as of February 29, 2000 according to a Schedule 13D filed with the Securities and Exchange Commission in March 2000. Ernest Ohnell directly owned 127,700 shares and his wife, Patricia Ohnell, directly owned 39,000 shares. The Ohnells’ address is 75 Khakum Road, Greenwich, Connecticut 06831.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers, directors and 10% stockholders to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of copies of such forms received by it and inquiries of such persons, the Company believes that all such filing requirements applicable to its executive officers, directors and 10% stockholders were complied with.

INDEPENDENT PUBLIC ACCOUNTANTS

PricewaterhouseCoopers LLP has been selected by the Audit Committee of the Board of Directors to act as the Company’s independent public accountants for the fiscal year ending April 30, 2004. PricewaterhouseCoopers LLP served as independent public accountants for the Company for the fiscal year ended April 30, 2003. A representative of PricewaterhouseCoopers LLP is expected to attend the annual meeting and will be afforded an opportunity to make a statement if he desires to do so and to respond to questions by stockholders.

PROXIES AND VOTING AT THE MEETING

The expense of solicitation of proxies is to be paid by the Company. The Company will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in sending proxies and proxy material to the beneficial owners of the Company’s common stock.

At the close of business on July 3, 2003, the record date for determination of stockholders entitled to vote at the annual meeting, there were 2,482,745 shares of common stock of the Company outstanding and entitled to vote.

Each share of common stock is entitled to one vote. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, by written notice to the Secretary, by delivery of a later-dated proxy or in person at the meeting.

The holders of a majority of the total shares of common stock issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the meeting. The vote of a plurality of the shares represented at the meeting, in person or by proxy, is required to elect the three nominees for director. Approval of any other matter submitted to the stockholders for their consideration at the meeting requires the affirmative vote of the holders of a majority of the shares of common stock represented at the meeting, in person or by proxy, and entitled to vote. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present in the determination of whether the shares of stock represented at the meeting constitute a quorum. Abstentions, directions to withhold authority, and broker non-votes are not counted in tabulations of the votes cast on proposals presented to stockholders. Thus, an abstention, direction to withhold authority, or broker non-vote with respect to a matter other than the election of directors, may have the same legal effect as a vote against the matter. With respect to the election of directors, an abstention, direction to withhold authority or broker non-vote will have no effect. An automated system administered by the Company’s transfer agent will be used to tabulate votes.

A stockholder entitled to vote for the election of directors can withhold authority to vote for any of the nominees.

STOCKHOLDER PROPOSALS

The deadline for receipt of stockholder proposals for inclusion in the Company’s 2004 proxy material is March 19, 2004. Any stockholder proposal should be submitted in writing to the Secretary of the Company at its principal executive offices. The stockholder proposal must include the stockholder’s name and address as it appears on the Company’s records and the number of shares of the Company’s common stock beneficially owned by such stockholder. In addition, (i) for proposals other than nominations for the election of directors, such notice must include a description of the business desired to be brought before the meeting, the reasons for presenting such business at the meeting, and any material interest of the stockholder in such business, and (ii) for proposals relating to stockholder nominations for the election of directors, such notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act. All other proposals to be presented at the meeting must be delivered to the Secretary of the Company, in writing, by June 2, 2004.

FINANCIAL STATEMENTS

The Company has enclosed its Annual Report to Stockholders for the fiscal year ended April 30, 2003 with this Proxy Statement. Stockholders are referred to the report for financial and other information about the Company, but such report is not incorporated in this Proxy Statement and is not a part of the proxy soliciting material.

OTHER MATTERS

Management of the Company knows of no other matters which are likely to be brought before the annual meeting. If any such matters are brought before the meeting, the persons named in the enclosed proxy will vote thereon according to their judgment.

By Order of the Board of Directors

/s/ D. MICHAEL PARKER
D. MICHAEL PARKER Secretary

July 23, 2003

APPENDIX A

CHARTER

OF THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

OF

KEWAUNEE SCIENTIFIC CORPORATION (the “Company”)

as amended July 2, 2003

I.	Organization

The Audit Committee of the Board of Directors shall be comprised of at least three directors who are independent of management and the Company. Members of the Audit Committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company, and shall otherwise satisfy the applicable membership requirements under the rules of the Nasdaq Stock Market. No member shall have a relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Each Audit Committee member shall be financially literate, and at least one member shall be a “financial expert” as defined by the SEC.

II.	Statement of Policy

The primary function of the Audit Committee is oversight. The Audit Committee shall provide assistance to the Board of Directors in fulfilling the Board’s responsibility to the Company’s shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the Company, the quality and integrity of financial reports regarding the Company, and compliance with the Company’s Code of Ethics. In doing so, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent auditors, and the senior management of the Company.

III.	Meetings

The Audit Committee shall meet quarterly to review the financial results for the quarter before such results are released to the public and filed with the SEC, or more frequently as circumstances dictate. As part of its oversight function, the Audit Committee also shall meet at least annually with management and the independent auditors in separate executive sessions to discuss any matters that the Audit Committee or each of these groups believe should be discussed.

IV.	Responsibilities and Duties

In carrying out its responsibilities and duties, the Audit Committee believes its policies and procedures should remain flexible, to best react to changing conditions and to reasonably ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

In carrying out these responsibilities and duties, the Audit Committee shall:

A.	Audit Committee Charter/Report

1.	Review and reassess the Audit Committee Charter as conditions dictate, but no less frequently than annually, and request the Board to revise the Charter, as necessary.

B.	Independent Auditor

1.	Have sole authority to appoint, discharge and replace the independent auditor.

2.	Review the performance of and approve the fees and other compensation to be paid to the independent auditor.

3.	Establish a clear understanding with management and the independent auditor that the independent auditor is directly accountable to the Audit Committee.

4.	Preapprove all audit and permissible non-auditing services to be provided by the independent auditor (subject to a de minimis exception under the law), review the independent auditor’s proposed audit scope, and disclose all non-auditing services and all reportable fees paid to the independent auditor to investors in periodic reports filed with the SEC.

5.	Review the independent auditor’s report on all relationships between the independent auditor and the Company to assess the auditor’s independence and consider whether there should be a regular rotation of the independent auditor to assure continuing auditor independence.

6.	Discuss with management and the independent auditor the Company’s annual and quarterly financial statements and any reports, earnings press releases or other financial information submitted to a governmental body or the public.

7.	Review the independent auditor’s reports describing (i) the Company’s critical accounting policies and practices to be used in the audit, (ii) the details of all alternative treatments of financial information within generally accepted accounting principles discussed with management, and (iii) all material written communications between the independent auditor and management.

8.	Review annually a report by the independent auditor describing that firm’s internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review of the independent auditor, or by any inquiry or investigation by governmental or professional authorities and any steps taken to deal with any issues.

9.	Consult and discuss with the independent auditor regarding internal controls, the fullness and accuracy of the Company’s financial statements and the matters required to be discussed by Statement of Auditing Standards No. 61.

10.	Require that the independent auditor inform the Audit Committee of any fraud or illegal acts which it believes exist, or deficiencies in internal controls.

11.	Following completion of the annual audit, review separately with each of management and the independent auditors any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

12.	Review and resolve any significant disagreements between management and the independent auditor in connection with the preparation of the financial statements.

C.	Ethical and Legal Compliance

1.	Review with the Company’s counsel, legal compliance matters including corporate securities trading policies.

2.	Review with the Company’s counsel, any legal matter that could have a significant impact on the organization’s financial statements.

3.	Review and approve all related-party transactions.

4.	Review and assess periodically, and at least annually, the adequacy of the Code of Ethics approved by the Board, and recommend any modifications to the Code of Ethics to the Board for approval.

5.	Direct members of the Company’s senior management to report any violations of, or non-compliance with, the Code of Ethics to the Committee.

6.	If the need for independent counsel and other advisors is determined to be desirable in the performance of the Committee’s responsibilities, the Committee shall engage and determine funding for such counsel and advisors.

7.	Establish procedures for the receipt and treatment of complaints regarding accounting, internal accounting controls or audit matters and for confidential submissions by associates of concerns regarding questionable accounting or auditing matters.

While the Audit Committee has the responsibilities and duties set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations or to assure compliance with laws and regulations.

PROXY

KEWAUNEE SCIENTIFIC CORPORATION

2700 West Front Street

Statesville, North Carolina 28677-2927

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Margaret Barr Bruemmer, Wiley N. Caldwell and Silas Keehn as Proxies, each with power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of common stock of Kewaunee Scientific Corporation held of record by the undersigned on July 3, 2003, at the Annual Meeting of Stockholders to be held at 10:00 a.m., Central Daylight Time, on August 27, 2003 and at any adjournment thereof.

Your vote for three directors may be indicated on the reverse side. John C. Campbell, Jr., James T. Rhind and William A. Shumaker have been nominated for election as Class II Directors.

(Continued and to be signed on the reverse side)

Address Change/Comments (Mark the corresponding box on the reverse side)

This proxy when properly executed will be voted in the manner directed by the undersigned stockholder. If no direction is made, this proxy will be voted FOR the election of the nominees named in Item 1 below. Please mark your vote inside one box below.

1. Election of Class II Directors: John C. Campbell, Jr., James T. Rhind and William A. Shumaker		Please Mark Here ☐ for Address Change or Comments SEE REVERSE SIDE

FOR the nominees listed above (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for the nominees listed above
☐	☐
If you wish to withhold authority for any of the nominees, write such nominee’s name in this space

2. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

You are urged to date, sign and return promptly this proxy in the envelope provided. It is important for you to be represented at the Meeting. The execution of this proxy will not affect your right to vote in person if you are present at the Meeting and wish to so vote.

Date:	, 2003

Signature

Signature if held jointly

IMPORTANT: Please sign exactly as your name or names appear hereon. If signing as an attorney, executor, administrator, trustee, guardian, or in some other representative capacity, or as an officer of a corporation, please indicate your capacity or full title. If stock is held jointly, each joint owner should sign.